                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement            [_] Confidential, for Use of the
                                               Commission Only (as permitted by
[_] Definitive Proxy Statement                 Rule 14a-6(e)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                         PEDIATRIC SERVICES OF AMERICA
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X] No Filing Fee Required.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

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    (2) Aggregate number of securities to which transaction applies:

    --------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange ActRule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    --------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

    --------------------------------------------------------------------------

    (5) Total fee paid:

    --------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    --------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

    --------------------------------------------------------------------------

    (3) Filing Party:

    --------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                                     LOGO

                               December   , 1996

Dear Shareholder:

  You are cordially invited to attend the 1997 Annual Meeting of Shareholders. It will be held in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia. It will begin at 3:00 p.m. on Wednesday, January 22, 1997.

  The Notice of Meeting and the Proxy Statement on the following pages cover the formal business of the meeting, which includes the election of directors, amendment to the Company's Certificate of Incorporation increasing the authorized shares of Common Stock, the selection of auditors, and such other business as may be properly brought before the meeting.

  At the Annual Meeting, Stephen M. Mengert and I will report on the current operations of the Company. Following our presentation, there will be an open discussion session during which your questions and comments will be welcome. Representatives of our independent auditors, Ernst & Young LLP, will also be present to respond to questions from shareholders.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted at the meeting. You are urged to complete, sign, date and return the enclosed proxy card even if you plan to attend the meeting. Return of the proxy card will not prevent you from voting in person at the meeting should you later decide to do so. For your convenience a postage paid envelope is enclosed.

  We hope you will plan to join us.

                                          /s/ Joseph D. Sansone
                                          -------------------------------------
                                          Joseph D. Sansone
                                          Chairman and President

                      PEDIATRIC SERVICES OF AMERICA, INC.
                               3159 CAMPUS DRIVE
                         NORCROSS, GEORGIA 30071-1042

                 NOTICE OF 1997 ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD JANUARY 22, 1997

To the Shareholders of Pediatric Services of America, Inc.:

  The 1997 Annual Meeting of Shareholders of Pediatric Services of America, Inc. will be held in the Medlock Auditorium of the Northeast Atlanta Hilton Hotel, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, on the 22nd day of January 1997 at 3:00 p.m. for the purpose of considering and voting upon:

1. A proposal to elect two Class III members of the Board of Directors for a term of office stated in the Proxy Statement;

2. A proposal to approve an amendment to the Company's Certificate of Incorporation which increases the number of authorized shares of Common Stock from 8,000,000 to 80,000,000;

3. A proposal to approve and ratify the Board of Directors' selection of Ernst & Young LLP as the independent auditors of the Company for the fiscal year ending September 30, 1997; and

4. To transact such other business as may properly come before the meeting or any adjournments thereof. The Board of Directors is not aware of any other business to be presented to a vote of the shareholders at the Annual Meeting.

  Information relating to the above matters is set forth in the attached Proxy Statement. The Board of Directors has fixed December 2, 1996, as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and, accordingly, only holders of Pediatric Services of America, Inc. Common Stock of record at the close of business on that date will be entitled to notice of and to vote at said meeting. A list of shareholders of the Company as of the close of business on December 2, 1996 will be available for inspection during normal business hours from January 10, 1997 through January 22, 1997 at the headquarters of the Company located at 3159 Campus Drive, Norcross, Georgia.

  MANAGEMENT WOULD APPRECIATE YOUR SIGNING AND RETURNING THE ACCOMPANYING PROXY CARD PROMPTLY SO THAT IF YOU DO NOT ATTEND THE MEETING, YOUR SHARES WILL BE VOTED.

                                          By Order of the Board of Directors,

                                          /s/ Stephen M. Mengert
                                          -------------------------------------
                                          Stephen M. Mengert
                                          Secretary

                               -----------------
                                PROXY STATEMENT
                               -----------------

                        ANNUAL MEETING OF SHAREHOLDERS

  This Proxy Statement, mailed on or about December    , 1996, is furnished to
the shareholders of Pediatric Services of America, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the 1997 Annual Meeting of Shareholders and at any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held at 3:00 p.m., local time, on Wednesday, January 22, 1997 in the Medlock Auditorium at the Northeast Atlanta Hilton Hotel located at 5993 Peachtree Industrial Boulevard, Norcross, Georgia.

                                    VOTING

GENERAL

  The securities that can be voted at the Annual Meeting consist of Common Stock of the Company, $.01 par value per share (the "Common Stock"), with each share entitling its owner to one vote on each matter submitted to the shareholders. The record date for determining the holders of Common Stock who are entitled to receive notice of and to vote at the Annual Meeting is December 2, 1996. On the record date, 6,249,123 shares of Common Stock were outstanding and eligible to be voted at the Annual Meeting.

QUORUM AND VOTE REQUIRED

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In counting the votes to determine whether a quorum exists at the Annual Meeting, the proposal receiving the greatest number of all votes cast "for" or "against", as well as abstentions (including instructions to withhold authority to vote) and broker non-votes (which occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others), will be used.

  In voting for the proposal to elect directors (Proposal 1), shareholders may vote in favor of all nominees, withhold their votes as to all nominees or withhold their votes as to specific nominees. In voting with regard to the proposal to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 8,000,000 to 80,000,000 (Proposal 2) and to ratify the selection of Ernst & Young LLP, as independent auditors (Proposal 3), shareholders may vote in favor of the proposal or against the proposal or may abstain from voting. Pursuant to the Bylaws of the Company, the affirmative vote of the holders of majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required to approve each of the three proposals. As a result, shares which are withheld or abstained from voting and any broker non-votes with regard to a proposal will have the same legal effect as a vote against the proposal.

  The Company believes that approximately 550,167 shares owned or controlled on the record date by directors and executive officers of the Company, constituting approximately 8.8% of the outstanding Common Stock, will be voted in favor of each of the proposals.

PROXIES

  The accompanying form of proxy is for use at the Annual Meeting if a shareholder is unable to attend in person or is able to attend but does not wish to vote in person. Shareholders should specify their choices with regard to each of the three proposals on the enclosed proxy card. All properly executed proxy cards delivered by shareholders to the Company in time to be voted at the Annual Meeting and not revoked will be voted at the Annual Meeting in accordance with the directions noted thereon. IN THE ABSENCE OF SUCH INSTRUCTIONS, THE

SHARES REPRESENTED BY A SIGNED AND DATED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. In all other matters that properly come before the Annual Meeting, the persons named as proxies will vote upon such matters according to their judgment.

  Any shareholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice to Stephen M. Mengert, the Secretary of the Company, at 3159 Campus Drive, Norcross, Georgia 30071-1042; by executing and delivering to Mr. Mengert a proxy card bearing a later date; or by voting in person at the Annual Meeting; provided, however, that under the rules of the New York and American Stock Exchanges, any beneficial owner of the Company's Common Stock whose shares are held in street name by a member brokerage firm may revoke his proxy and vote his shares in person at the Annual Meeting only in accordance with applicable rules and procedures of the stock exchanges.

  In addition to soliciting proxies through the mail, the Company has requested brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. These and all other expenses incurred in connection with the solicitation of proxies will be borne by the Company. The Company also may solicit proxies through its directors, officers and employees in person and by telephone and facsimile, without payment of additional compensation to such persons.

                                STOCK OWNERSHIP

  The table below sets forth information regarding the beneficial ownership of the Company's Common Stock, as of October 25, 1996, by (i) each person known to the Company to be the beneficial owner of more than 5% of the Common Stock,
(ii) each of the Company's directors, (iii) each executive officer of the Company named in the Summary Compensation Table on page 8, and (iv) all directors and executive officers of the Company as a group, based on data furnished to the Company by the named person.

                                             AMOUNT AND NATURE OF   PERCENT OF
             BENEFICIAL OWNER               BENEFICIAL OWNERSHIP(1)  CLASS (1)
             ----------------               ----------------------  ----------
Baron Capital, Inc.........................       1,058,000           16.5%
 Principal Shareholder
The Kaufmann Fund, Inc. (3) ...............         600,000            9.3%
 Principal Shareholder
Joseph D. Sansone (4)......................         248,457            3.9%
 Chairman of the Board of Directors,
 President and Chief Executive Officer
James R. Henderson (5) ....................          43,500             *
 Senior Vice President of Operations
Charles P. Gaetano (6) ....................           1,210             *
 Senior Vice President of Development
Thomas D'Anna .............................          20,575             *
 Vice President of Sales and Marketing
Julie Bowman (7)...........................          40,151             *
 Divisional Vice President
Robert P. Pinkas (8) ......................         149,351            2.3%
 Director
Richard S. Smith (9).......................          82,037            1.3%
 Director
Adam O. Holzhauer (10).....................          49,200             *
 Director
Irving S. Shapiro (11).....................          20,200             *
 Director
Michael J. Finn (12).......................           9,700             *
All executive officers and directors as a
group (16 persons) (13)....................         746,665           11.6%

--------
* Represents beneficial ownership of less than 1% of the outstanding shares of Common Stock.
 (1) Except as indicated in the footnotes set forth below the persons named in the table, to the Company's knowledge, have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The numbers of shares shown include shares that are not currently outstanding but which certain shareholders are entitled to acquire or will be entitled to acquire within 60 days from October 25, 1996 upon the exercise of stock options. Such shares are deemed to be outstanding for the purpose of computing the percentage of outstanding Common Stock owned by the particular shareholder or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
 (2) The address of Baron Capital, Inc. is 757 Fifth Avenue, 24th Floor, New York, New York 10153.
 (3) The address of The Kaufmann Fund, Inc. is 140 E. 45th Street, 43 Floor, New York, New York 10017.
 (4) Includes options to purchase 41,600 shares of Common Stock.
 (5) Includes options to purchase 14,500 shares of Common Stock.
 (6) Includes options to purchase 500 shares of Common Stock.
 (7) Includes options to purchase 13,451 shares of Common Stock.
 (8) Consists of options to purchase 9,000 shares of Common Stock, 6,437 shares of Common Stock owned by Pinkas Family Partners of which Mr. Pinkas is general partner, and 123,914 of Common Stock owned by Brantley Venture Management, L.P. of which Pinkas Family Partners is the general partner.
 (9) Consists of 73,037 shares of Common Stock held by Ventex Partners, Ltd. and options to purchase 9,000 shares of Common Stock. Mr. Smith is President of Ventex Management, Inc., which is general partner of Ventex Partners, Ltd. and he therefore may be deemed to beneficially own the shares held by Ventex Partners, Ltd. Mr. Smith disclaims any beneficial ownership of the shares held by Ventex Partners. Ltd.
(10) Includes options to purchase 13,200 shares of Common Stock.
(11) Consists entirely of options to purchase shares of Common Stock.
(12) Includes options to purchase 9,000 shares of Common Stock.
(13) Includes options to purchase 171,498 shares of Common Stock.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Amended and Restated Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than three nor more than fifteen members as fixed from time to time by vote of a majority of the entire Board of Directors. The Board of Directors is currently set at six members. The Amended and Restated Certificate of Incorporation further provides that the Board of Directors shall be divided into three classes as nearly equal in number as possible. The term of office of one of the classes of directors expires each year and a new class of directors is elected each year by the shareholders for a term of three years and until their successors are elected and qualified.

  At the 1997 Annual Meeting the terms of the two Class III directors expire. The Board of Directors has nominated Joseph D. Sansone and Irving S. Shapiro to serve as Class III directors for a three year term expiring at the 2000 Annual Meeting of Shareholders. These individuals are currently serving as Class III directors of the Company. If either of the nominees should become unavailable to serve for any reason (which is not anticipated), the Board of Directors, in its discretion, may designate a substitute nominee or nominees (in which case the persons named as proxies on the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until the Board of Directors locates a suitable candidate or candidates, or by resolution reduce the authorized number of directors. Additionally, the terms of Mr. Sansone's Employment Agreement requires the Company to take all steps within its control to cause Mr. Sansone to be elected to the Board of Directors.

  The following is certain information concerning the two nominees for election as well as the directors whose terms of office will continue after the Annual Meeting. Information regarding their ownership of the Company's Common Stock is as of October 25, 1996.

NOMINEES FOR REELECTION AS DIRECTORS AT THE 1997 ANNUAL MEETING

              CLASS III--TERM EXPIRING AT THE 1997 ANNUAL MEETING

JOSEPH D. SANSONE (53) has been Chairman of the Board of Directors, President and Chief Executive Officer of the Company since its formation in 1989. From September 1987 until the formation of the Company, Mr. Sansone was President of Ambulatory Services of America, Inc., a wholly owned subsidiary of Charter Medical Corporation ("Charter Medical"), the Company's former parent. Prior to joining Charter Medical, Mr. Sansone was employed by American Medical International, Inc. ("AMI"). From 1985 to 1987, he served as Vice President of AMI Home Health Equipment Centers, a division of AMI specializing in durable medical equipment sales and rentals. Mr. Sansone is also a director of the National Association of Medical Equipment Suppliers.

Member:  Audit Committee                  First became a director:   1989

IRVING S. SHAPIRO (80) has been Of Counsel to the law firm Skadden, Arps, Slate, Meagher & Flom in Wilmington, Delaware, since 1990 and from 1981 to 1990 was a Partner of that firm. Prior to joining Skadden, Arps, Slate, Meagher & Flom, Mr. Shapiro was Chairman of the Board and Chief Executive Officer of E.I. du Pont de Nemours & Company. Mr. Shapiro currently serves as Director of AEA Investors Inc., Gliatech Inc., Ohmicron Corporation, Sola International, Inc., and J.P. Morgan Florida Savings Bank. He also serves as Chairman of the Board of Trustees of the Howard Hughes Medical Institute and Chairman of the Board of Marvin & Palmer Associates, Inc.

Member:  Compensation Committee (Chairman)First became a director: 1992

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE REELECTION OF MESSRS. SANSONE AND SHAPIRO AS DIRECTORS OF THE COMPANY FOR A THREE YEAR TERM.

CONTINUING DIRECTORS OF THE COMPANY

               CLASS I--TERM EXPIRING AT THE 1998 ANNUAL MEETING

ROBERT P. PINKAS (43) is a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, of which he was the founding partner in 1987. Mr. Pinkas has been a director, officer and investor in several early stage technology businesses since 1981, including Quad Systems Corporation and he currently serves as Chairman of the Board of Gliatech, Inc.

Member:  Compensation Committee           First became a director:  1989

RICHARD S. SMITH (62) has been President of Ventex Management, Inc. or its predecessors since 1987. Ventex Management, Inc. is the general partner of Ventex Partners, Ltd., an investment partnership located in Houston, Texas. Mr. Smith currently serves as a Director of several private corporations.

Member:  Compensation Committee           First became a director:  1993
      Audit Committee

              CLASS II--TERM EXPIRING AT THE 1999 ANNUAL MEETING

ADAM O. HOLZHAUER (50) is Chairman of the Board and Chief Executive Officer of Royale Healthcare, Inc., a hospital management company which he founded in 1988. Mr. Holzhauer also is President of Adam Holzhauer, Inc., a private investment company. From 1985 until 1994, Mr. Holzhauer served as President of Master Ventures, Inc., a division of Master Collectors, which provides accounts receivable management and collection services for health care providers, government agencies, major retailers, banks and national credit card companies.

Member:  Audit Committee (Chairman)       First became a director:  1989
                                          First became a director:  1989

MICHAEL J. FINN (47) has been a General Partner of Brantley Venture Partners, L.P., a venture capital firm based in Cleveland, Ohio, since May 1995. Mr. Finn served from 1987 until May 1995 as Vice President, Venture Capital and Emerging Growth for Sears Investment Management Co. and during his tenure headed the Venture Capital Group for the firm. Previously, Mr. Finn was Deputy Director of the Bureau of Investments, Michigan Department of Treasury. In this capacity, Mr. Finn headed the Venture Capital Group. Mr. Finn is also a director of MediRisk, Silvon Software and The Rhomas Group.

Member:  Audit Committee                  First became a director:  1989

COMMITTEES OF THE BOARD

  The Company's Board of Directors has three committees: a Compensation Committee and Audit Committee.

  The Compensation Committee formulates executive compensation policy, reviews and approves compensation plans relating to officers and administers the Company's stock option plans. The members of the Compensation Committee are Irving S. Shapiro (Chairman), Richard S. Smith and Robert P. Pinkas. The Compensation Committee held one meeting during fiscal 1996.

  The Audit Committee makes recommendations concerning the selection of independent auditors of the Company and their duties and fees; reviews their audit plan, the scope and results of their audit engagement and the accompanying management letter, if any; reviews the scope and results of the Company's internal auditing procedures; consults with the independent auditors and management with regard to the Company's accounting methods and the adequacy of its internal accounting controls; approves professional services provided by the independent auditors; reviews the independence of the independent auditors; and reviews the range of the independent auditors' audit and non-audit fees. The members of the Audit Committee are Adam O. Holzhauer (Chairman), Joseph D. Sansone, Michael J. Finn and Richard S. Smith. The Audit Committee held two meetings during fiscal 1996.

  The Board of Directors as a whole acts as a nominating committee to select management's nominees for election as directors of the Company. The Board of Directors will consider nominees recommended by shareholders if submitted to the Board of Directors in accordance with the procedures specified in the Company's Bylaws. See "Shareholders' Proposals for 1998 Annual Meeting" below.

DIRECTORS' COMPENSATION AND ATTENDANCE

  Under the Amended and Restated Directors Stock Option Plan (the "Directors Stock Option Plan"), directors of the Company who are not officers or employees of the Company each receive, in lieu of cash fees, annual stock option grants of 3,000 shares at an exercise price equal to the fair market value on the date of grant and which expire ten years after issuance. The options vest on the first anniversary of their issuance, provided that the grantee is then a director of the Company. A total of 95,000 shares of Common Stock have been reserved for issuance pursuant to options granted and to be granted under the Directors Stock Option Plan. Directors who are salaried employees of the Company receive no additional compensation for their services as directors.

  During fiscal 1996, 10 meetings of the Board of Directors were held and three meetings of Committees of the Board were held. Each director attended in excess of 75% of the total number of meetings of the Board and each Committee on which he served in fiscal 1996.

ADDITIONAL INFORMATION

  For additional information that should be considered with regard to the election of directors, see "Executive Compensation", "Certain Transactions", "Stock Performance Graph" and "Section 16(a) of the Securities Exchange Act Beneficial Ownership Reporting Compliance" below.

                            EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

  This report discusses the Compensation Committee's objectives and policies applicable to the Company's executive officers. The report specifically reviews the Committee's decisions in setting the compensation for the Company's President and Chief Executive Officer for fiscal 1996 and its policy generally with respect to the compensation of all executive officers for fiscal 1996.

Chief Executive Officer Compensation

  The annual base salary for Mr. Sansone was set at $225,000 pursuant to an employment agreement between the Company and Mr. Sansone, dated October 1, 1996, for an initial three year term. The Compensation

Committee determines any annual salary increase, incentive bonus and stock option grants based on the actual results of the Company measured against an annual plan submitted and approved by the full Board and also its subjective evaluation of Mr. Sansone's performance as it relates to the performance of the Company. The Compensation Committee then submits Mr. Sansone's compensation package to the Board of Directors for ratification. Members of the Compensation Committee have extensive experience in serving on compensation committees at other companies, which provides the Company with knowledge of comparable compensation policies.

  In determining Mr. Sansone's compensation for fiscal 1996, the Compensation Committee took into consideration that the Company's net revenue in fiscal 1995 increased 58% over fiscal 1994, and that net income before taxes and extraordinary item increased 70%. Based on the record financial results for fiscal 1995 and the successful completion of the Company's second public offering in June 1995, the Compensation Committee approved at the beginning of fiscal 1996 a salary increase of 14% for Mr. Sansone for fiscal 1996.

  Similarly, in determining Mr. Sansone's fiscal 1996 bonus, the Board of Directors took into consideration that the Company's fiscal 1996 net revenue increased 46% over fiscal 1995 and that income before taxes and extraordinary item increased 21%. Based on the record financial results for fiscal 1996 and the completion of six acquisitions during fiscal 1996, the Compensation Committee approved an incentive bonus of $100,000 for Mr. Sansone for fiscal 1996.

Compensation Policy for Executive Officers

  The Company's executive officers receive base salaries that are considered on the low end of an average base salary for executive officers in comparable positions at other emerging growth companies in the health care industry. This reflects the Compensation Committee's desire to place more emphasis on the non-cash incentive portion of the compensation package. As an emerging growth company, the Compensation Committee seeks to use non-cash compensation through the grant of stock options as a long-term performance incentive for the executive officers. Stock options enable the Company's executive officers to benefit from their efforts to improve the Company's financial results, consistent with the interests of all shareholders, because improved financial results should be reflected in the Company's stock price and thereby should increase shareholder value. It is the Compensation Committee's belief that the granting of stock options will encourage performance that contributes to the long-term growth of the Company.

  For fiscal 1996, the compensation of the Company's executive officers other than the Chief Executive Officer was recommended by the Chief Executive Officer to the Compensation Committee, subject to ratification by the Board of Directors. Recommendations for annual increases in salary and incentive bonuses are based on the Chief Executive Officer's review and evaluation of each executive officer's performance as it relates to the goals of the Company. Such measures include divisional results for which each executive officer is responsible, Company-wide results, and individual goals and objectives set by the Chief Executive Officer and the individual executive officer prior to the beginning of the fiscal year. The Compensation Committee then reviews the recommendations, makes any changes it feels necessary, approves the compensation packages and presents them to the Board for ratification. For fiscal 1996, the total bonuses paid to executive officers not named in the Summary Compensation Table was approximately 0.7% of the Company's income before taxes.

  The Securities and Exchange Commission requires that all Compensation Committees discuss how they intend to deal with the cap on the deductibility of compensation over $1 million for executive officers. It is not necessary to consider this issue at this time based on the Company's current level of compensation. The Company intends to take the necessary steps to ensure its executive officer compensation policies comply with the cap at the appropriate time.

  Compensation Committee: Irving S. Shapiro (Chairman), Robert P. Pinkas and Richard S. Smith.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee of the Company for fiscal 1996 consisted of Mr. Pinkas, Mr. Shapiro and Mr. Smith. Mr. Pinkas, Mr. Shapiro and Mr. Smith have never been employees of the Company.

SUMMARY COMPENSATION

The following table summarizes the total compensation paid or accrued by the Company for each of its executive officers whose salary and bonus exceeded $100,000 for the fiscal year ended September 30, 1996:

                          SUMMARY COMPENSATION TABLE

                                                               LONG-TERM
                                                             COMPENSATION
                                                           -----------------
NAME AND                                   ANNUAL          SHARES UNDERLYING    ALL OTHER
PRINCIPAL POSITION       FISCAL YEAR  COMPENSATION(1)         OPTIONS(#)     COMPENSATION(4)
------------------       ----------- --------------------- ----------------- ---------------
                                     SALARY(2)    BONUS(3)
                                     ---------    --------
JOSEPH D. SANSONE......     1996     $200,000     $100,000      45,000           $10,203
 President and Chief        1995
 Executive Officer                   $175,000     $ 90,000      20,000           $10,702
                            1994     $160,000     $ 90,000      29,800           $ 3,449
JAMES R. HENDERSON ....     1996     $ 95,000     $ 13,500      13,000           $ 1,750
 Senior Vice President
 of Operations              1995     $ 81,000     $ 17,000       5,000           $ 1,185
                            1994     $ 77,220     $ 15,000       2,000           $ 1,626
CHARLES P. GAETANO (5).     1996     $104,000     $ 13,500      13,000           $ 5,648
 Senior Vice President
 of Development             1995     $ 50,000(5)  $     --       2,000           $ 1,800
THOMAS E. D'ANNA (5) ..     1995     $100,000     $ 25,000       6,000           $ 5,580
 Vice President Sales
 and Marketing                       $ 50,000(5)  $ 25,000          --           $ 1,800
JULIE A. BOWMAN .......     1996     $ 92,500     $ 13,500       6,000           $ 1,829
 Divisional Vice
 President                  1995     $ 88,200     $  9,250       5,000           $   806
                            1994     $ 84,000     $ 16,800       2,000           $ 1,301

--------
(1) Messrs. Sansone, Henderson, Gaetano and D'Anna and Ms. Bowman did not receive any perquisites, other personal benefits, securities or property in the indicated fiscal years in excess of 10% of their annual salary. Mr. Michael A. Taylor, Senior Vice President and Chief Financial Officer, resigned June 21, 1996 and was replaced by Mr. Stephen M. Mengert who began employment on July 15, 1996.
(2) Includes amounts deferred at the election of the officers pursuant to the Company's Section 401(k) savings plan. See "401(k) Savings Plan" below.
(3) The compensation of the above-listed individuals, including bonuses, is determined by the Compensation Committee of the Board of Directors. See "Incentive Bonus Policy" and "Report of the Compensation Committee of the Board of Directors on Executive Compensation" .
(4) Reflects for fiscal 1996 (a) premiums of $5,300 paid by the Company for a term life insurance policy on the life of Mr. Sansone, the proceeds of which are payable to a beneficiary designated by Mr. Sansone, (b) amounts contributed by the Company on behalf of Messrs. Sansone, Henderson, Gaetano and D'Anna and Ms. Bowman of $3,103, $1,750, $2,048, $1,980, and $1,829 respectively, pursuant to the Company's Section 401(k) savings plan and (c) amounts reimbursed by the Company to Messrs. Sansone, Gaetano and D'Anna of $1,800, $3,600 and $3,600, respectively, pursuant to the Company's car allowance program.
(5) Messrs. D'Anna and Gaetano began employment on April 1, 1995 in connection with the Company's purchase of Pediatric Partners, Inc.

INCENTIVE BONUS POLICY

  The Company has established an incentive bonus policy (the "Incentive Bonus Policy") that provides for cash bonuses to certain employees of the Company, including all executive officers. Payment of any bonus under the Incentive Bonus Policy is at the discretion of the Compensation Committee, subject to ratification by the Board of Directors, but is based generally on factors such as increases in overall corporate profitability, divisional profitability and achieving goals as outlined in the Company's annual financial and operational plan. The Board of Directors may amend, suspend or discontinue the Incentive Bonus Policy at any time. Cash bonuses aggregating $221,000 were paid to executive officers under the Incentive Bonus Policy for fiscal 1996. Cash bonuses paid under the Incentive Bonus Policy to the individuals above for fiscal 1996 are included in the "bonus" amounts reported for them in the Summary Compensation Table.

Stock Options

  The Company has adopted, and its shareholders have approved, the Pediatric Services of America, Inc. Amended and Restated Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan is designed to provide a means by which selected key persons may be given an opportunity to purchase stock of the Company, to help secure and retain the services of key persons, and to provide incentives for such persons to exert maximum efforts for the success of the Company. The Company has reserved 700,000 shares of Common Stock for issuance pursuant to the Stock Option Plan. Options granted under the Stock Option Plan may be either (i) options intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended, or (ii) nonqualified stock options ("Nonqualified Stock Options"). Incentive Stock Options may be granted only to employees (including officers) of the Company or its affiliates. Nonqualified Stock Options may be granted only to key employees, directors or consultants or advisors of the Company or its affiliates. A director is not eligible to participate in the Stock Option Plan unless such director has expressly been declared eligible to participate in the Stock Option Plan by the Board of Directors or the Compensation Committee.

  An Incentive Stock Option that is granted under the Stock Option Plan may not be granted at a price less than the fair market value of the Common Stock on the date of grant. In the case of Nonqualified Stock Options, the exercise price may not be less than 85% of the fair market value on the date of grant. Options may not be exercised more than ten years, or earlier than six months, after the date of grant. An option shall terminate 30 days after termination of the optionee's employment or relationship as a consultant, advisor or director with the Company or an affiliate, unless the option by its terms specifies a different date of termination. The Compensation Committee has the power to determine which of the persons eligible under the Stock Option Plan shall be granted options and their allotment, to determine whether the option will be an Incentive Stock Option or a Nonqualified Stock Option, to determine the price, terms and vesting schedule for the options granted and to construe and interpret the Stock Option Plan and options granted thereunder.

The following table sets forth information regarding the number, terms and potential realizable value of stock options granted to Messrs. Sansone, Henderson, Gaetano, D'Anna, and Ms. Bowman, during fiscal 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL
                                                                                   REALIZABLE
                                                                                VALUE AT ASSUMED
                          NUMBER OF   % OF TOTAL                                 ANNUAL RATES OF
                         SECURITIES    OPTIONS                                        STOCK
                         UNDERLYING   GRANTED TO   EXERCISE                    PRICE APPRECIATION
                           OPTIONS   EMPLOYEES IN    PRICE                       FOR OPTION TERM
NAME                     GRANTED (1) FISCAL YEAR  PER SHARE(1) EXPIRATION DATE
----                     ----------- ------------ -----------  --------------- -------------------
                                                                                  5%       10%
                                                                               -------- ----------
Joseph D. Sansone.......   45,000       24.25%      $ 19.87      07/31/2006    $562,321 $1,425,042
James R. Henderson......   10,000        5.39%      $ 19.87      07/31/2006    $124,960 $  316,676
                            3,000        1.62%      $22.875      05/20/2006    $ 42,546 $  108,397
Charles P. Gaetano......   10,000        5.39%      $ 19.87      07/31/2006    $124,960 $  316,676
                            3,000        1.62%      $22.875      05/20/2006    $ 42,546 $  108,397
Thomas D'Anna...........    6,000        3.23%      $ 19.87      07/31/2006    $ 74,976 $  190,005
Julie A. Bowman.........    6,000        3.23%      $ 19.87      07/31/2006    $ 74,976 $  190,005

--------
(1) All options were granted at an exercise price equal to the fair market value of the underlying shares as of the date of the grant and are exercisable in one-fourth increments on each anniversary of the grant date.

CONTINUING STOCK OPTIONS

The following table sets forth certain information with respect to exercises of stock options during fiscal 1996 by each of the named executives and the fiscal year-end value of unexercised stock options held by them:

                               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                      AND FISCAL YEAR-END OPTION VALUES
                         ------------------------------------------------------------
                                                      NUMBER OF
                                                     SECURITIES         VALUE OF
                                                     UNDERLYING        UNEXERCISED
                           SHARES                    UNEXERCISED      IN-THE-MONEY
                         ACQUIRED ON                   OPTIONS           OPTIONS
                          EXERCISE      VALUE      AT FISCAL YEAR-   AT FISCAL YEAR-
                             (#)     REALIZED (1)      END (#)             END
NAME                     ----------- -----------  ----------------- -----------------
                                                    EXERCISABLE/      EXERCISABLE/
                                                    UNEXERCISABLE   UNEXERCISABLE (2)
                                                  ----------------- -----------------
Joseph D. Sansone.......   16,980      $83,198      38,333/77,467   $426,340/$200,820
James R. Henderson......       --           --      14,266/19,384   $205,658/$ 31,622
Charles P. Gaetano......       --           --         500/14,500                  --
Thomas D'Anna...........       --           --         -- /16,000                  --
Julie A. Bowman.........       --           --      13,217/12,384   $187,842/$ 31,662

(1) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on the date of exercise and multiplying that figure by the total number of options exercised.
(2) Such value is computed by subtracting the option exercise price from the market price of the Common Stock on September 30, 1996 and multiplying that figure by the total number of exercisable/unexercisable options.

401(K) SAVINGS PLAN

  The Company has adopted the Pediatric Services of America, Inc., 401(k) Savings Plan (the "401(k) Plan"), effective January 1, 1992. The 401(k) Plan covers all employees of the Company (except, among others, certain employees designated as part-time employees and employees deemed to be leased employees within the meaning of certain provisions of the Code) who have completed at least 1,000 hours and one year of service with the Company. Under the 401(k) Plan, each employee may elect to contribute a portion of his compensation up to a maximum of 20% of pre-tax compensation, not exceeding $9,500 and 5% of after tax compensation (or the maximum amount then permitted by the Code). The Company may make contributions on behalf of eligible employees in an amount equal to 33% of the employee's contributions, not exceeding 6% of such employee's annual compensation. All employees' contributions to the 401(k) Plan are 100% vested. Company contributions vest 100% over a period of five years of service with the Company. Distribution of accrued benefits normally will commence upon the participant's reaching age 65 (or if earlier, upon the participant's death or disability).

EMPLOYMENT AGREEMENTS

  The Company has an employment agreement with Joseph D. Sansone, dated October 1, 1996, pursuant to which Mr. Sansone serves as President of the Company. Under the terms of the agreement, the Company pays Mr. Sansone an annual base salary of $225,000 in fiscal 1997, subject to such increases as determined by the Company's Board of Directors. The agreement also provides that Mr. Sansone is entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and in all of the Company's employee benefit plans and programs. In addition, the agreement provides that Mr. Sansone is entitled to life insurance coverage in the amount of $500,000, payable to the beneficiary of his choice, and certain long-term disability insurance coverage. Mr. Sansone receives an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of three years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. In addition, the agreement is terminated upon the death or disability of Mr. Sansone, and the Board of Directors may terminate Mr. Sansone's employment with or without cause (as defined in the agreement). In the event Mr. Sansone's employment is terminated without cause or terminated by Mr. Sansone for "good reason", the Company is obligated to pay

Mr. Sansone his full salary for the remainder of the contract term and for a period of 18 months. "Good reason" is defined as a change in control of the Company. Mr. Sansone is not entitled to any severance benefits in the event his employment is terminated with cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into an employment agreement with Stephen M. Mengert dated July 22, 1996 pursuant to which he serves as Senior Vice President, Chief Financial Officer and Secretary of the Company. Under the terms of the agreement, Mr. Mengert receives an annual base salary of $155,000 and is entitled to participate in a bonus plan, the terms of which are determined and approved by the Board of Directors, and all employee benefit plans and programs. Pursuant to the agreement, Mr. Mengert receives an allowance for expenses incurred in connection with owning, maintaining and operating an automobile for business use. The agreement is for an initial term of two years and is automatically renewed for successive one-year periods, subject to either party terminating the agreement at the end of the initial term or additional term, as the case may be. In addition, the agreement is terminated upon the death or disability of Mr. Mengert, and the Board of Directors also may terminate Mr. Mengert's employment under the agreement with or without cause (as defined in the agreement). In the event Mr. Mengert's employment is terminated by the Company without cause, or terminated by Mr. Mengert for "good reason", the Company is obligated to pay Mr. Mengert his full salary and benefits for a period of 12 months. "Good reason" is defined as a change in control of the Company. Under the terms of the agreement, Mr. Mengert is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into a five year consulting agreement with Charles
P. Gaetano dated March 31, 1995 pursuant to the acquisition of Pediatric Partners, Inc. on March 31, 1995. Under the terms of the consulting agreement, Mr. Gaetano is an "at will" employee of the Company receiving an agreed upon base-salary. If Mr. Gaetano is terminated within five years from the date of the consulting agreement without cause, then Mr. Gaetano will be engaged as a consultant to the Company at an annual consulting fee of $25,000 for the duration of the five year term. As a consultant, Mr. Gaetano would be reimbursed for ordinary, necessary and reasonable business expenses incurred in the performance of his duties for the Company. Under the terms of the agreement, Mr Gaetano is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

  The Company has entered into an employment agreement with Thomas D'Anna dated March 31, 1995 pursuant to the acquisition of Pediatric Partners, Inc. on March 31, 1995. Under the terms of the agreement, Mr. D'Anna receives an annual base salary of $100,000 and is entitled to a bonus as stipulated under the terms of the agreement, and all employee benefit plans and programs. The agreement is for a term of three years and is renewable at the discretion of the Company thereafter. In the event Mr. D'Anna's employment is terminated without cause prior to the termination of the agreement, the Company is obligated to pay Mr. D'Anna his full salary and benefits for the remainder of the three year term. Under the terms of the agreement, Mr. D'Anna is not entitled to any severance benefits in the event his employment with the Company is terminated with cause or in the event he voluntarily terminates his employment with the Company.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  There were no transactions or relationships requiring disclosure under Item 404 of Regulation S-K for the 1996 Fiscal Year.

                            STOCK PERFORMANCE GRAPH

  The Company completed an initial public offering of its Common Stock and the Common Stock began trading on the Nasdaq National Market on June 10, 1994. The price information reflected for the Company's Common Stock in the following performance graph represents the closing sales prices of the Common Stock for the period from June 10, 1994 through September 30, 1996 (the end of fiscal
1996). The graph and the accompanying table compare the cumulative total shareholders' return on the Company's Common Stock with the Standard & Poor's ("S&P") 500 Index and the S&P Health Care Composite Index. The S&P Health Care Composite Index is composed of companies within the following industries: diversified health care, pharmaceuticals, miscellaneous health care, hospital management, and medical products and supplies. The calculation in the following graph and table assume that $100 was invested on June 10, 1994 in each of the Company's Common Stock, the S&P 500 Index and the S&P 500 Health Care Index and also assumes dividend reinvestment.


                         [GRAPH APPEARS HERE]

                    COMPARISON OF CUMULATIVE TOTAL RETURN*
    AMONG THE COMPANY, S&P 500 INDEX AND S&P HEALTH CARE COMPOSITE INDEX**

Measurement period                             S&P       S&P 500
(Fiscal Year Covered)              PSA      HEALTHCARE    INDEX
---------------------           --------    ----------   --------
Measurement PT -
06/10/94                        $100.00      $100.00     $100.00

FYE 09/30/94                    $161.00      $111.56     $101.70
FYE 09/30/95                    $240.63      $159.06     $131.40
FYE 09/30/96                    $231.25      $207.62     $157.90

----------
(1) Assumes $100 invested on June 10, 1994 (date of the Company's initial public offering) in Company Common Stock, S&P 500 index and S&P Health Care Composite Index.
*   Total return assumes reinvestment of dividends.
**  Fiscal Year ending September 30.

                                  PROPOSAL 2

                       APPROVAL OF PROPOSED AMENDMENT TO
             AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO
                       INCREASE AUTHORIZED COMMON SHARES

  The Board of Directors has adopted, subject to shareholder approval at the Annual Meeting, an amendment to the Company's Amended and Restated Certificate of Incorporation ("Certificate"), to increase the authorized shares of Common Stock of the Company from 8,000,000 to 80,000,000 shares. If approved by the shareholders, the Company would immediately increase in the number of authorized shares of the Company by filing with the Secretary of State of Delaware an amendment to the Certificate.

  The authorized capital stock of the Company currently consists of 8,000,000 shares of Common Stock and 2,000,000 shares of Preferred Stock, $.01 par value ("Preferred Shares"). None of the Preferred Shares are currently issued, nor are there presently any plans for issuance. With regard to the 8,000,000 shares of Common Stock authorized as of September 30, 1996, 6,247,567 shares were issued and outstanding, and 609,042 shares were reserved for issuance upon exercise of options to purchase the Company's Common Stock pursuant to the Stock Option Plan and the Directors Stock Option Plan (together, the "Option Plans").

  The Board of Directors believes that increasing the number of authorized shares of Common Stock can serve a number of purposes as outlined in more detail below, including providing additional shares necessary for a stock dividend or stock split, or additional shares for grant of options pursuant to the Option Plans.

GENERAL

  Amendment to Certificate. In order to increase the authorized shares of the Company, the Delaware General Corporation Law requires that the Certificate be amended to provide for the increase, by filing an amendment to the Certificate with the Secretary of State of Delaware. The Board of Directors has delegated authority to file the amendment, if approved by the shareholders at the Annual Meeting, to the President and Secretary of the Company.

  Issued and Option Shares. The Company had issued, as of September 30, 1996, 6,247,567 shares of Common Stock, and has reserved for issuance 609,042 shares pursuant to the Option Plans. The issued shares of Common Stock and the Option Shares together total 6,856,608 out of a total of 8,000,000 currently authorized shares of Common Stock. A balance of 1,143,391 remain unreserved and available for issuance without further action by the shareholders as of September 30, 1996. Shares subject to options that remain unexercised for the requisite 30 days after a Director or an employee leaves the Company, or options which a Director or an employee of the Company choose not to exercise within the exercise period, are returned to the pool of available shares of Common Stock reserved for issuance pursuant to the Option Plans. If the authorized shares of Common Stock are increased from 8,000,000 to 80,000,000, some of the shares may be reserved or used for issuance upon exercise of, options granted in the future.

  Acquisitions. The Company from time to time uses Common Stock as partial or total consideration in the purchase of the stock or assets of other health care companies. In fiscal 1996, the Company completed two such acquisitions. On February 28, 1996, the Company purchased all of the outstanding shares of Premier Medical Services, Inc., a Nevada corporation ("Premier"), and its four wholly-owned subsidiaries, in a transaction accounted for using the pooling-of-interests method. The Company exchanged 845,005 shares of Common Stock for all of the shares of Premier. On February 2, 1996, the Company purchased substantially all of the assets of Primary Health Services, Inc., a Massachusetts corporation, in which part of the consideration consisted of 51,124 shares of the Company's Common Stock. The Company plans to acquire the stock or assets of other health care companies during fiscal 1997, which purchases may require the use of Common Stock as consideration.

  Stock Split. The Board of Directors is considering a stock split. Approval of the increase in the number of shares of Common Stock is a necessary pre-requisite to a stock split. The purpose of the stock split would be to increase the number of shares available for trading in the public market (the "Float"). The Company currently has what brokers consider a small Float, the effect of which is that many trades of the Common Stock on NASDAQ are significant trades which affect the price of the Common Stock. The Company believes that increasing the Float will lower the price volatility of the Common Stock by decreasing the impact of current trading levels.

  Option Plans. One of the purposes for the increase in the authorized Common Stock proposed herein is to provide for additional shares which will be reserved for issuance upon the exercise of options granted pursuant to the Option Plans. Currently, 95,000 shares are approved for issuance upon the exercise of options granted under the Directors Stock Option Plan and options for 75,000 shares have been granted to members of the Board of Directors under the Plan. Under the terms of the Directors Stock Option Plan, options to purchase 3,000 shares of Common Stock will be granted to each of the non-employee Directors of which there are presently five, in the 1997 Fiscal Year, reducing the number of shares available for purchase upon the exercise of options to be granted under the Plan in the future to 5,000. An amendment to the Directors Stock Option Plan would be necessary to increase the authorized number of shares issuable upon the exercise of options granted thereunder.

  Currently, 700,000 shares of Common Stock are approved for issuance upon the exercise of options granted under the Stock Option Plan and options to purchase 692,612 shares have been granted under the Plan. This leaves only 7,389 shares available for purchase upon the exercise of options to be granted under the Plan in the future. The Compensation Committee contemplates granting options to certain key employees in fiscal 1997 which, if exercised, would result in the issuance of shares in excess of the 7,389 shares remaining for issuance pursuant to future option grants under the Plan. Effectiveness of the proposed option grants would be subject to Board of Directors and shareholder approval of an increase in the number of shares of Common Stock issuable pursuant to the exercise of options under the Stock Option Plan.

Possible Anti-takeover Effects

  The Board of Directors believes that additional authorized Common Stock will give the Company greater flexibility and allow shares of Common Stock to be issued without the expense and delay of a shareholders' meeting to authorize additional shares if and when the need arises. It should be noted, however, that The Nasdaq Stock Market's National Market, on which the Common Stock is traded, requires shareholder approval of the issuance of additional Common Stock in connection with certain transactions, including certain acquisitions of the stock or assets of another company, certain transactions which are not public offerings, issuances which would result in a change in control of the Company, and certain plans or arrangements pursuant to which Common Stock may be acquired by directors, officers or key employees of the Company. The issuance of additional shares of Common Stock by the Company may, depending upon the circumstances under which such shares are issued, reduce shareholders' equity per share and reduce the percentage of ownership of Common Stock of existing shareholders. The issuance of additional shares of Common Stock in payment of a stock dividend or to effect a stock split, however, would not reduce the percentage of ownership of the Company by existing shareholders or reduce any shareholder's interest in the earnings of the Company. Shareholders have no preemptive right to subscribe for or purchase any additional shares issued by the Company.

  Although the Board of Directors presently has no intention of doing so, shares of authorized unissued and unreserved Common Stock could be issued to a holder who might thereby obtain sufficient voting power to block a change in control of the Company or to members of incumbent management with the result that the voting power of management would become more concentrated. Under certain circumstances, the issuance of such shares could be used to create voting impediments that would frustrate third parties seeking to effect a takeover or otherwise gain control of the Company against the wishes of incumbent management. Because the issuance of new shares could be used to hinder a takeover bid, the amendment could discourage any such bid, whether or not such a bid is in the best interests of the shareholders.

  The shareholders of the Company previously approved certain measures designed to lessen the likelihood of a successful hostile takeover or change in control of the Company and to encourage fair treatment of all shareholders in the event of a takeover. Such provisions include the classification of the Board of Directors, whereby the three classes of directors serve staggered three-year terms. In addition, the Board of Directors is authorized to issue Preferred Shares in series and to determine the rights, including voting rights, preferences, other characteristics, the number of shares constituting the series and the designation of the series. The Board of Directors could, without shareholder approval, issue Preferred Shares with voting rights and other rights that could adversely affect the voting power of holders of Common Stock. The issuance of Preferred Shares could have the effect of delaying or preventing a change of control of the Company. The Company has no present plans to issue any Preferred Shares.

  At the date of this proxy statement, the Company has no agreements, understandings, commitments or plans with respect to the sale or issuance of the additional shares of Common Stock. The proposed amendment to the Articles is not being recommended in response to any specific effort of which management is aware to obtain control of the Company.

  THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE INCREASING THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK.

                                  PROPOSAL 3

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

  The Board of Directors of the Company has appointed the firm of Ernst & Young LLP to serve as independent auditors of the Company for fiscal 1997 and has directed that such appointment be submitted to the shareholders of the Company for ratification at the Annual Meeting. Ernst & Young LLP has served as independent auditors of the Company since 1989 and is considered by management of the Company to be well qualified. If the shareholders do not ratify the appointment of Ernst & Young LLP, the Board of Directors will reconsider the appointment.

  Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have an opportunity to make a statement if they desire. They also will be available to respond to appropriate questions from shareholders.

  THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG, LLP AS INDEPENDENT AUDITORS OF THE COMPANY.

SECTION 16(A) OF THE SECURITIES EXCHANGE ACT BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Securities Exchange Act of 1934, as amended, and regulations of the Securities and Exchange Commission thereunder require the Company's directors and executive officers and persons who own more than 10% of the Company's Common Stock, as well as certain affiliates of such persons, to file initial reports of their ownership of the Company's Common Stock and subsequent reports of changes in such ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. Directors, executive officers and persons owning more than 10% of the Company's Common Stock are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such reports received by it and written representations from the reporting persons that no other reports were required of those persons, to the Company's knowledge during fiscal 1996, all filing requirements applicable to its directors, executive officers and beneficial owners of more than 10% of its Common Stock were complied within a timely manner.

                SHAREHOLDERS' PROPOSALS FOR 1998 ANNUAL MEETING

  Proposals of shareholders, including nominations for the Board of Directors, intended to be presented at the 1998 Annual Meeting of Shareholders must be submitted to the Company in accordance with the procedures set forth in
Article II, Sections 5 and 6, respectively, of the Bylaws of the Company. Accordingly, shareholders generally must submit such proposals and nominations in writing to the Company by November 24, 1997 in order for such matters to be included in the Company's proxy materials for, and voted upon at, the 1998 Annual Meeting. All such proposals and nominations should be submitted on or before such date by certified mail, return receipt requested, and must be received by the Secretary at the Company's corporate offices at 3159 Campus Drive, Norcross, Georgia 30071-1042.

             OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING

  The Board of Directors of the Company knows of no matters other than those referred to in the accompanying Notice of Annual Meeting of Shareholders which may properly come before the Annual Meeting. However, if any other matter should be properly presented for consideration and voting at the Annual Meeting or any adjournments thereof, it is the intention of the persons named as proxies on the accompanying form of proxy card to vote the shares represented by all valid proxy cards in accordance with their judgment of what is in the best interest of the Company.

                                          By Order of the Board of Directors.

                                          /s/ Joseph D. Sansone
                                          -------------------------------------
                                          Joseph D. Sansone
                                          President and Chief Executive
                                           Officer

Norcross, Georgia
December     , 1996

                               ----------------

  The Company's 1996 Annual Report, which includes audited financial statements, has been mailed to shareholders of the Company with these proxy materials. The Annual Report does not form any part of the material for the solicitation of proxies.

                      PEDIATRIC SERVICES OF AMERICA, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                  FOR THE 1997 ANNUAL MEETING OF SHAREHOLDERS

    The undersigned hereby acknowledges receipt of the Notice of the 1997 Annual Meeting of Shareholders and Proxy Statement and does hereby appoint Adam O. Holzhauer and Michael J. Finn, and either of them, with full power of substitution, as proxy or proxies of the undersigned to represent the undersigned and to vote all shares of Pediatric Services of America, Inc. Common Stock which the undersigned would be entitled to vote if personally present at the 1997 Annual Meeting of Shareholders of Pediatric Services of America, Inc., to be held in the Medlock Auditorium at the Northeast Atlanta Hilton, 5993 Peachtree Industrial Boulevard, Norcross, Georgia, at 3:00 p.m. on January 22, 1997, and at any adjournment(s) thereof, as indicated below:

    1.  The election of two Class III Directors   FOR all nominees listed below                   WITHHOLD AUTHORITY to vote
        to serve until the 2000 Annual            (except as marked to the contrary below) [ ]    for all nominees listed below [ ]
        Meeting of Shareholders;                  Joseph D. Sansone, Irving S. Shapiro
 (INSTRUCTION:  TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)

        ----------------------------------------------------------------------------------------------------------------------------

    2.  The approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of
        Common Stock from 8,000,000 to 80,000,000;

                                       For [ ]      Against [ ]      Abstain [ ]

    3.  The ratification of the appointment of Ernst & Young LLP as independent auditors of the Company for fiscal 1997;

                                       For [ ]      Against [ ]      Abstain [ ]

In their discretion, the proxies are authorized to vote on such other business as may properly come before the Annual Meeting or any adjournment(s) thereof. The Board of Directors knows of no other business to be presented at the Annual Meeting.

                          TO BE SIGNED ON OTHER SIDE


                        PLEASE COMPLETE, DATE, SIGN AND
                          RETURN THIS PROXY PROMPTLY

     This Proxy, when properly executed, duly returned and not revoked, will be voted in accordance with the directions given by the undersigned shareholder.
IF NO DIRECTION IS GIVEN, IT WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3.

                                                     SIGNATURE(S)


                                       ----------------------------------------

                                       ----------------------------------------

                                       Date:
                                            -----------------------------------

     Please sign exactly as your name(s) appear hereon. When shares are held jointly, both holders should sign. When signing as attorney, executor, administrator, trustee or guardian, give your full title as such. If the signatory is a corporation or partnership, sign the full corporate or partnership name by a duly authorized officer.